EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Nos. 333-138400, 333-138401 and 333-138402) on Form S-8 of our report dated October 21, 2010, with respect to the consolidated balance sheet of AVID Medical, Inc. as of March 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Medical Action Industries Inc. dated November 8, 2010.

/s/ KPMG LLP

Richmond, Virginia
November 8, 2010